Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 3, 2017
(218) 628-2217

IKONICS RELEASES EARNINGS AND MARKET STATUS AND ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced a 12% increase in sales for the second quarter of 2017 coupled with a loss of $0.05 per diluted share for the period as compared to earnings of $0.02 per diluted share for the second quarter of 2016. Sales for the first two quarters of 2017 increased from $8.2 million in 2016 to $8.3 million in 2017, while earnings for the first half of the year declined from a loss of $0.08 per diluted share in 2016 to a loss of $0.24 per diluted share in 2017.

Bill Ulland, IKONICS CEO, said, “Although not reflected in earnings, the past quarter was an important one for the company.” Among the accomplishments Ulland noted are:

•                  “We completed a yearlong development project to create a unique and patent pending offering to the dye sublimation market.  We have a strong domestic distributor who is planning a major launch of this technology this fall.  This is a new market for IKONICS and a new technology for the industry. We believe the sales potential is $10 million worldwide with the market growing at a rate of 20% annually according to a 2016 industry survey.

•                  “Our major aerospace customer began re-ordering, with the first shipment occurring in July. The customer has indicated that orders will continue on pace with the second half of last year, and we are adding other new aerospace customers.”

•                  “In the second quarter our automotive DTX business sold two inkjet printers, including one to an industry leader, with a third sale pending. Printer sales drive profitable sales of our patented substrates.”

•                  “For the year our worldwide sales of screen print chemicals were essentially flat, with new distribution in China being an important contributor. IKONICS Imaging sales were down 9% year over year.  I expect that new sales to the dye sublimation market will contribute to another growth year for IKONICS Imaging.

Ulland concluded, “The temporary suspension of orders from a major aerospace customer got the year off to a rocky start. We anticipate that is now behind us, and we go into the second half of the year with aerospace returning to normal, growing profitable sales in our automotive segment and offering an exciting new product to the vibrant dye sublimation market.”

IKONICS also announced that its board of directors approved a share repurchase authorization for an additional 100,000 shares of the company’s common stock. This share repurchase authorization replaces all prior authorizations. Repurchases may be completed from time to time in the open market or in privately negotiated transactions, subject to applicable laws and regulations. This authorization does not have an expiration date.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies, markets and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three and Six Months Months Ended June 30, 2017 and 2016

	Three Months Ended		Six Months Ended
	6/30/17	6/30/16	6/30/17	6/30/16
Net Sales	$4,685,361	$4,196,578	$8,314,353	$8,209,788
Cost of goods sold	3,242,097	2,674,367	5,780,861	5,390,903
Gross profit	1,443,264	1,522,211	2,533,492	2,818,885
Operating Expenses	1,578,340	1,472,295	3,254,724	3,089,275
Income (loss) from operations	(135,076)	49,916	(721,232)	(270,390)
Interest Expense	(20,826)	(14,999)	(41,643)	(14,999)
Other	5,902	2,048	11,055	2,162
Income (loss) before income taxes	(150,000)	36,965	(751,820)	(283,227)
Income tax benefit	(44,934)	(2,260)	(267,857)	(129,640)
Net Income (loss)	$(105,066)	$39,225	$(483,963)	$(153,587)
Income (loss) per common share-basic and diluted	$(0.05)	$0.02	$(0.24)	$(0.08)
Average diluted shares outstanding	2,018,466	2,018,833	2,018,609	2,018,544

Condensed Balance Sheets

As of June 30, 2017 and December 31, 2016

	6/30/2017	12/31/2016
	(unaudited)
Assets
Current assets	$8,899,168	$9,045,472
Property, plant, and equipment, net	8,625,069	8,912,395
Intangible assets, net	340,211	338,127
	$17,864,448	$18,295,994
Liabilities and Stockholders’ Equity
Current liabilities	$1,432,673	$1,313,377
Long-term debt	3,012,299	3,077,457
Deferred income taxes	446,000	446,000
Stockholders’ equity	12,973,476	13,459,160
	$17,864,448	$18,295,994

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Six Months Ended June 30, 2017 and 2016

	6/30/2017	6/30/2016
Net cash provided by operating activities	$50,513	$528,208
Net cash provided by (used in) investing activities	223,577	(5,244,274)
Net cash provided by (used in) financing activities	(82,717)	3,268,489

Net increase (decrease) in cash and cash equivalents	191,373	(1,447,577)
Cash and cash equivalents at beginning of period	1,048,713	2,248,466

Cash and cash equivalents at end of period	$1,240,086	$800,889